September 17, 1999

Cyanotech Corporation
Hawaii Ocean Science Technology Park
73-4460 Queen Kaahumanu Hwy. #102
Kailua-Kona, HI 96740

Attn:    Ronald Scott
         Executive Vice President

Re:      Project Closeout Costs for the Astaxanthin Expansion Project

Kiewit Pacific Co. has measured the work on the Astaxanthin Expansion Project completed to date and found the contract work to be 64 percent complete including mobilization and demobilization of plant and equipment. This 64 percent of the Construction Contract represents $2,813,335.00. The contract amount paid to date is $2,475,000.00 leaving $338,335.00 due on the contract at this time.

In the interest of maintaining good relations between the Company's, Kiewit Pacific Co. and Cyanotech Corporation agree that if the current suspension agreement dated June 15, 1999 expires without a further agreement to continue the suspension the contract will be closed out and all accounts will be settled as follows:

         1. Cyanotech Corporation to pay Kiewit Pacific Co. $170,000.00 of the amount remaining due on the contract.

         2. In the event Cyanotech Corporation chooses to proceed with the project at a future date Kiewit Pacific Co. will be allowed to negotiate reasonable escalation and remobilization costs and proceed with the contract.

         3. If the parties can not come to agreement for the completion of the work Cyanotech Corporation may proceed with an alternate contractor after paying Kiewit Pacific Co. the remaining $168,335.00 due plus interest as allowed by the contract.

If these provisions are acceptable to Cyanotech Corporation please sign the document and return to our office. As you know we prefer to complete the contract work and continue to be you contractor for future projects.

Sincerely,                                    Cyanotech Corporation
/s/ Gordon Schwiesow                          By /s/ Ronald P. Scott
    Gordon Schwiesow                          Its Executive Vice President/CFO
    Hawaii Area Manager